Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2014		Phone: 602-944-1500

IHT BOARD RE-ELECTED

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, July 1, 2014 - InnSuites Hospitality Trust (NYSE MKT: IHT)

IHT BOARD RE-ELECTED

InnSuites Hospitality Trust (the “Trust”) held its Annual Meeting of Shareholders on June 27, 2014. At the meeting, 5,862,519 were present in person or by proxy, which represented a quorum. Set forth below are the final voting results:

Proposal No. 001A – Election of Mr. Lawrence Pelegrin as a Trustee.

Votes For	Against	Abstentions
5,827,278	21,252	13,989

Proposal No. 001B – Election of Mr. Steven Robson as a Trustee.

Votes For	Against	Abstentions
5,827,997	21,403	13,119

Proposal No. 001C – Election of Ms. Pamela Barnhill as a Trustee.

Votes For	Against	Abstentions
5,829,697	19,703	13,119

Proposal No. 001D – Election of Ms. Cynthia Ketcherside as a Trustee.

Votes For	Against	Abstentions
5,829,723	19,677	13,119

Proposal No. 002 – Approval of the issuance of IHT Shares of Beneficial Interest as consideration for the acquisition of 51% of the partnership interests of Fort Worth/Dallas Suite Hospitality Partnership operating Hotel Trinity.

Votes For	Against	Abstentions
5,806,631	48,828	5,060

On June 27, 2014, the Trust received another letter from the NYSE MKT LLC (f/k/a AMEX) (the "NYSE MKT") informed the Trust the Trust is not in compliance with continued listing standards of the NYSE MKT, Section 1003(a)(ii) and Section 1003(a) (iii) of the NYSE MKT Company Guide, due to the Trust having stockholders’ equity of less than $4.0 million and $6.0 million, respectively, as of April 30, 2014 and net losses in five consecutive fiscal years as of January 31, 2014.

The Trust will be afforded an opportunity to submit a plan of compliance (the "Plan") to the NYSE MKT by July 29, 2014 on how it intends to regain compliance by June 27, 2015.

On June 27, 2014 after the Trust Shareholders’ Annual Meeting, the Board of Trustees agreed to postpone the closing of the acquisition of Hotel Trinity pending the review and approval of the Plan.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov.